Exhibit (a)(5)(C)

EURAMAX INTERNATIONAL, INC. COMMENCES TENDER OFFER FOR BERGER HOLDINGS, LTD. CORPORATION

NORCROSS, GA, October 20, 2002— Euramax International, Inc. and Berger Holdings, Ltd. (Nasdaq:  BGRH) jointly announced today that Euramax’s indirect wholly owned subsidiary, Amerimax Pennsylvania, Inc., commenced its previously announced tender offer for all of the outstanding shares of common stock of Berger at a cash price of $3.90 per share of common stock.

The tender offer is being made pursuant to the Agreement and Plan of Merger by and among Euramax, Amerimax Pennsylvania, Inc. and Berger, which the parties entered into on October 10, 2003.  The tender offer will expire at 12:00 midnight, NYC time, on Monday, November 17, 2003, unless extended.  Following successful completion of the tender offer, any remaining shares of common stock of Berger will be acquired in a cash merger at the same price.

The respective Boards of Directors of the parties have unanimously approved the tender offer.  Certain shareholders of Berger holding stock and options representing in the aggregate approximately 40% of the total outstanding shares of Berger on a fully diluted basis have entered into a definitive agreement with Euramax and Amerimax Pennsylvania, Inc. under which they have agreed, among other things, to tender their shares into the offer.

The tender offer is conditioned upon, among other things, there being tendered and not withdrawn prior to the expiration date of the tender offer at least 80% of the outstanding shares of Berger.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities.  Euramax will file a tender offer statement with the SEC and Berger will file a solicitation/recommendation statement with the SEC with respect to the offer.  Investors and security holders of Berger are urged to read each of the tender offer statement and the solicitation/recommendation statement referenced in this press release because they contain important information about the transaction.

D.F. King & Co., Inc. is the information agent.

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995.  These forward-looking statements are found in various places throughout this press release and include, without limitation, statements concerning the businesses of Berger and, assuming the consummation of the transaction, the acquisition of Berger by Euramax, as well as the expected timing and conditions to closing of the transaction.  While these forward-looking statements represent our judgments and future expectations concerning the development of the business and the timing and consummation of the transaction, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations.  More detailed information about those factors is set forth in filings to be made by Berger and Euramax with the SEC.  Neither Berger nor Euramax is under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Where You Can Find Additional Information:

Investors and security holders may obtain a free copy of the tender offer statement and the solicitation/recommendation statement when it is available and other documents filed by Berger and Euramax with the SEC at the SEC’s web site at www.sec.gov.  The tender offer statement and the solicitation recommendation statement and these other documents may also be obtained free from Berger, Euramax or the information agent.

Euramax is a leading international producer of aluminum, steel, vinyl and fiberglass products for original equipment manufacturers, distributors, contractors and home centers in North America and Wtestern Europe.  Berger is the parent company of Berger Bros Co., which was founded in 1874, and is a manufacturer of a complete line of roof drainage products specializing in copper as well as residential and commercial snow guards.  All of Berger’s products are used in new construction, remodeling, and renovation markets.

www.euramax.com

www.bergerbros.com

Euramax Contact

R. Scott Vansant, Chief Financial Officer 770-449-7066

Berger Contacts

Theodore A. Schwartz, Chairman 215-355-1200 ext. 123

Francis E. Wellock, Jr., Chief Financial Officer, 215-355-1200 ext. 122